UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 20, 2011

VANITY EVENT HOLDINGS, INC.
 (Exact name of registrant as specified in its charter)

Delaware	000- 52524	43-2114545
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1111 Kane Concourse, Suite 304, Bay Harbor Island, FL  33154
 (Address of principal executive offices) (Zip code)

(786) 530-2164
 (Registrant's telephone number, including area code)

118 Front Street, Brookings, South Dakota 57006
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.
Item 1.02                      Termination of a Material Definitive Agreement.

As previously reported, on May 10, 2011, Vanity Events Holding, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Greystone Capital Partners LLC, an accredited investor (the “Investor”), providing for the sale by the Company to the Investor of a 10% convertible debenture in the principal amount of up to $50,000 (the “Debenture”).  As an inducement for the Investor to enter into the Purchase Agreement, the Company, Shawn Knapp, a director of the company (“Mr. Knapp”), IIG Management LLC and the Investor entered into an amended and restated pledge Agreement (the “Pledge Agreement”) pursuant to which the Debenture is secured by 270,262 of Mr. Knapp’s shares of series A convertible preferred stock of the Company.

On September 19 2011, in connection with the consummation of the transactions contemplated by the Rescission Agreement (as defined below), the Company, Mr. Knapp, IIG Management LLC and the Investor entered into a termination agreement pursuant to which Pledge Agreement and any and all obligations of any party arising from such Pledge Agreement shall, in all respects, be deemed to be null and void and of no further force and effect as of September 1, 2011.  Furthermore, each party agreed to release the other parties from any and all claims which have arisen or are now arising or hereafter may arise, in connection with or relating to the Pledge Agreement.

As previously reported, on June 30, 2011 the Company, Shogun, Mr. Knapp, Roxanne Knapp (“Mrs. Knapp”) and the Shareholders entered into a rescission agreement (the “Rescission Agreement”) pursuant to which, upon closing (the “Closing Date”), the Exchange Agreement will be rescinded any and all obligations of any party arising from such Exchange Agreement, shall, in all respects, be deemed to be null and void and of no further force and effect (the “Rescission”).  Furthermore, upon closing, no party to the Exchange Agreement shall have any further obligations of any nature whatsoever with respect to the other parties pursuant to or arising from the Exchange Agreement. The closing of the transactions contemplated by the Rescission Agreement are subject to approval from the Company’s shareholders.  The closing of the transactions contemplated by the Rescission Agreement took place on September 20, 2011.

On September 20, 2011 , the Company and Shogun entered into a non-exclusive sales distributor agreement, pursuant to which Shogun granted Vanity a non-exclusive right to distribute or sell Shogun’s products in the United States for a period of 12 months from the date of the Agreement.

Furthermore, on September 20, 2011, the Company and Mr. Knapp entered into a consulting agreement, pursuant to which Mr. Knapp shall provide certain consulting services to Vanity through December 31, 2011 in consideration for $26,086.50 payable in two equal installments, the first installment being due 15 business days after the date of the Agreement and the second installment payable 5 business days after the filing of the Company’s Form 10-Q for the quarterly period ended September 30, 2011.

The foregoing information is a summary of the agreement involved in the transactions described above, is not complete, and is qualified in its entirety by reference to the full text of such agreements, copies of which are attached as an exhibit to this Current Report on Form 8-K.  Readers should review such agreements for a complete understanding of the terms and conditions associated with this transaction.

Item 9.01                        Financial Statements and Exhibits.

(d)           Exhibits.

10.1	Termination Agreement, dated September 19, 2011, by and between Shawn Knapp, IIG Management LLC, Greystone Capital Partners LLC and Vanity Events Holding, Inc.
10.2	Non-Exclusive Sales Distributor Agreement, dated September 20, 2011, by and between Shogun Energy, Inc. and Vanity Events Holding, Inc.
10.3	Consulting Agreement, dated September 20, 2011, by and between Shawn Knapp and Vanity Events Holding, Inc..

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VANITY EVENT HOLDINGS, INC.

Dated: September 23, 2011	By:	/s/ Lloyd Lapidus
Name: Lloyd Lapidus
Title: Interim Chief Executive Officer

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